Exhibit 2.1

SECOND AMENDMENT AGREEMENT

TO THE COMBINATION AND STOCK PURCHASE AGREEMENT

This Second Amendment Agreement to the Combination and Stock Purchase Agreement (this “Amendment Agreement”) is entered into effective as of February 3rd, 2020 in connection with that certain Combination and Stock Purchase Agreement dated as of August 2, 2019 (as such agreement has been amended, amended and restated or restated from time to time, the “BCA”) by and among DD3 Acquisition Corp., a British Virgin Islands company, as buyer (“Buyer”), Campalier, S.A. de C.V., a Mexican sociedad anónima de capital variable (“Campalier”), Promotora Forteza, S.A. de C.V., a Mexican sociedad anónima de capital variable (“Forteza”), and Strevo, S.A. de C.V., a Mexican sociedad anónima de capital variable (“Strevo”, and together with Campalier and Forteza, “Sellers”), Betterware de México, S.A. de C.V., a Mexican sociedad anónima de capital variable (“BWM”), BLSM Latino América Servicios, S.A. de C.V., a Mexican sociedad anónima de capital variable (“BLSM”, and together with BWM, the “Companies”), and DD3 Mex Acquisition Corp., S.A. de C.V., (“DD3 Mexico” or “Buyer’s Representative”). All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto under the BCA.

WHEREAS, pursuant to Section 12.4 of the BCA, the BCA may be amended or modified by an instrument in writing signed by the party against which such amendment or waiver is sought to be enforced.

NOW, THEREFORE, in consideration of the agreements contained herein, the parties hereto hereby agree as follows:

FIRST. Section 2.1 “Purchase and Sale” included under Article II of the BCA is hereby amended and restated in its entirety to read as follows:

2.1 Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, on or prior to the Merger:

Sellers agree to sell to Buyer, and Buyer agrees to purchase from Sellers, the Purchased Shares free of any Encumbrances. Each Seller waives any rights of first refusal or similar rights that such Seller may have relating to Buyer’s purchase of the Purchased Shares, whether conferred by any of the Companies’ Organizational Documents, by Contract or otherwise.

The purchase and sale of the Purchased Shares shall become effective on the Closing Date.

SECOND. Section 2.2 “Purchase Price” included under Article II of the BCA is hereby amended and restated in its entirety to read as follows:

2.2 Purchase Price. On the Closing Date, Sellers and Buyer agree that Sellers shall be entitled to receive from Buyer as cash consideration for the Purchased Shares (the “Purchase Price”), an amount to be mutually determined between the Parties based upon the amount of funds available in the Trust Fund at the date of the Buyer Shareholders’ Meeting, provided that the maximum cash consideration payable as Purchase Price by Buyer to Sellers shall not exceed from $30,000,000 (thirty million dollars). The Parties further agree that the number of Purchased Shares may be proportionally adjusted upon mutual agreement considering the amount agreed upon as Purchase Price.

Any amount of funds deposited in the Trust Fund on the Closing Date in excess of the maximum cash consideration to be paid as Purchase Price as set forth above will remain as an asset of Buyer and will be transferred to BWM as provided for in the Merger Agreement.

THIRD. Section 2.3 “Merger of Buyer and BWM” included under Article II of the BCA is hereby amended and restated in its entirety to read as follows:

2.3 Merger of Buyer and BWM. Immediately after the Merger is approved by the shareholders of BWM and Buyer, the Parties shall enter into the Merger Agreement which will become effective between the Parties and Buyer on the Effective Time. Under the terms of the Merger Agreement, Buyer will merge with and into BWM and cease its legal existence, BWM shall continue as the surviving company of the Merger (the “Surviving Company”) and BLSM will continue its existence as a wholly-owned subsidiary of BWM. All (a) warrants and UPOs issued by Buyer and outstanding prior to the Effective Time of the Merger shall be exchanged and replaced by the same number of warrants and UPOs issued by the Surviving Company with the same terms and conditions as those previously agreed with Buyer; and (b) the BWM Shares issued and outstanding immediately prior to the Effective Time, including those BWM Shares purchased by Buyer pursuant to this Agreement, shall be cancelled and exchanged for newly issued shares of the Surviving Company (the “Surviving Company Shares”) representing 100% of the total outstanding shares of the Surviving Company Shares. The Surviving Company Shares will be allocated among Sellers and the shareholders of Buyer as follows:

(a) Sellers’ Surviving Company Shares. (i) To the extent Sellers are entitled to receive $30,000,00 (thirty million dollars) in cash consideration as Purchase Price, Sellers will be entitled to receive 28,700,000 (twenty eight million seven hundred thousand) of Surviving Company Shares or (ii) if Sellers are entitled to receive less than 30,000,00 (thirty million dollars) in cash consideration as Purchase Price, Sellers will be entitled to receive the number of Surviving Company Shares equal to the Companies Valuation less the cash consideration amount received as Purchase Price, divided by $10.00 (ten dollars).

(b) Buyer’s Surviving Company Shares. The shareholders of Buyer will be entitled to exchange their existing Buyer shares for Surviving Company Shares, on a 1:1 exchange ratio.

FOURTH. Section 2.4(b)(ii) included under Article II of the BCA is hereby amended and restated in its entirety to read as follows:

2.4 The Closing.

(b) […]

(ii) Buyer will deliver to Sellers:

(A) (1) the Purchase Price, by wire transfer in immediately available funds to the accounts designated by Sellers to Buyer at Closing (allocated among Sellers in accordance with Exhibit “E”); or (2) the execution and delivery of one, or more, unconditional non-transferable promissory notes (pagarés) or the execution of a written acknowledgment of debt letter by Buyer, in either case, in the form and substance mutually acceptable to the Parties, issued in favor of Sellers as consideration for payment of the Purchase Price;

(B) a copy of each Ancillary Agreement to which any Buyer is a party, duly executed by Buyer;

FIFTH. Section 9.1(m) included under Article IX of the BCA is hereby amended and restated in its entirety to read as follows:

9.1 Conditions to Sellers’ Obligations. […]

(m) The Companies shall have delivered to Buyer a certificate, dated as of the Closing Date, signed by the Secretary of each of the Companies certifying that attached thereto are true and complete copies of (i) all resolutions of the Companies’ Board of Directors and the shareholders of the Companies holding all the outstanding Companies Shares entitled to vote unanimously authorizing and approving the execution and performance of this Agreement, the Merger and the other transactions contemplated by this Agreement and that all such resolutions are in full force and effect; and (ii) evidence that the Merger is registered in the corresponding Mexican Public Registry of Commerce.

SIXTH. Section 10.1(b) included under Article X of the BCA is hereby amended and restated in its entirety to read as follows:

10.1 Termination. This Agreement may be terminated prior to the Closing:

[…]

(b) by either Buyer or Seller if the Closing Date shall not have occurred on or before March 15th, 2020;

SEVENTH. This Amendment Agreement shall be governed and interpreted in accordance with the Federal Laws of Mexico.

EIGHTH. For everything related to the interpretation and compliance of this Amendment Agreement, the parties expressly submit to the jurisdiction and competence of the courts located in Mexico City, México, waiving to any other jurisdiction that may correspond by reason of their current or future domicile.

NINTH. Except as otherwise provided in this Amendment Agreement, all of the provisions of the BCA shall remain in full force and effect.

TENTH. This Amendment Agreement may be executed and delivered in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[INTENTIONALLY LEFT BLANK SIGNATURE PAGES FOLLOW]

DD3 Mex Acquisition Corp., S.A. DE C.V.

/s/ Martín Máximo Werner Wainfeld
Name: Martín Máximo Werner Wainfeld
Title: Attorney-in-fact

DD3 Acquisition Corp.

/s/ Martín Máximo Werner Wainfeld
Name: Martín Máximo Werner Wainfeld
Title: Attorney-in-fact

Signature page to the SECOND AMENDMENT AGREEMENT TO THE COMBINATION AND STOCK PURCHASE AGREEMENT by DD3 Acquisition Corp., as buyer; Campalier, S.A. de C.V., Promotora Forteza, S.A. de C.V., and Strevo, S.A. de C.V., as sellers; Betterware de México, S.A. de C.V., BLSM Latino América Servicios, S.A. de C.V., and DD3 Mex Acquisition Corp., S.A. de C.V., dated as of February 3rd, 2020.

Campalier, S.A. DE C.V.

/s/ Luis Germán Campos Orozco
Name: Luis Germán Campos Orozco
Title: Attorney-in-fact

Strevo, S.A. DE C.V.

/s/ Luis Germán Campos Orozco
Name: Luis Germán Campos Orozco
Title: Attorney-in-fact

Betterware de México, S.A. DE C.V.

/s/ Luis Germán Campos Orozco
Name: Luis Germán Campos Orozco
Title: Attorney-in-fact

BLSM Latino América Servicios, S.A. DE C.V.

/s/ Luis Germán Campos Orozco
Name: Luis Germán Campos Orozco
Title: Attorney-in-fact

Signature page to the SECOND AMENDMENT AGREEMENT TO THE COMBINATION AND STOCK PURCHASE AGREEMENT by DD3 Acquisition Corp., as buyer; Campalier, S.A. de C.V., Promotora Forteza, S.A. de C.V., and Strevo, S.A. de C.V., as sellers; Betterware de México, S.A. de C.V., BLSM Latino América Servicios, S.A. de C.V., and DD3 Mex Acquisition Corp., S.A. de C.V., dated as of Februrary 3rd, 2020

Promotora Forteza, S.A. DE C.V.

/s/ Bernardo Luis Guerra Treviño
Name: Bernardo Luis Guerra Treviño
Title: Attorney-in-fact

Promotora Forteza, S.A. DE C.V.

/s/ Daniel Valdez Franco
Name: Daniel Valdez Franco
Title: Attorney-in-fact

Signature page to the SECOND AMENDMENT AGREEMENT TO THE COMBINATION AND STOCK PURCHASE AGREEMENT by DD3 Acquisition Corp., as buyer; Campalier, S.A. de C.V., Promotora Forteza, S.A. de C.V., and Strevo, S.A. de C.V., as sellers; Betterware de México, S.A. de C.V., BLSM Latino América Servicios, S.A. de C.V., and DD3 Mex Acquisition Corp., S.A. de C.V., dated as of Februrary 3rd, 2020